Exhibit 10-P-8

World Headquarters, Room 538 One American Road Dearborn, MI 48126-2798
[Date]

Dear [Name],

In recognition of Company and individual performance in [Year], and in anticipation of your continued leadership and ongoing efforts in [Year], the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

Your Performance-based Restricted Stock Unit grant was a maximum opportunity having a [one/two/three-year] performance period ending December 31, [Year]. The performance metrics for the [Year] grant were:

•	[Describe applicable metrics]

Based on performance against these metrics, the Compensation Committee has approved the following:

PB-RSU Opportunity:                [ ]
PB-RSU Payout:                [ ]
Final Award:                 [ ] of the original grant

The Final Award will be [Restricted Stock Units (RSUs) restricted for [one/two/three-] years] [unrestricted shares of Ford Common Stock]. As soon as practicable [on or after [date]] [after the restriction lapses], you will be issued shares of Ford Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of Ford’s Long-Term Incentive Plan. Additional information regarding all of your stock-based awards is available on HR ONLINE. If you have further questions regarding your awards, please contact [Name] at [Phone Number].

Thank you for all your efforts and continued leadership.